Exhibit 15

VCampus Corporation
1850 Centennial Park Drive
Reston, Virginia

Re: Registration Statement Nos. 333-133664, 333-125014, 333-115316, 333-108388

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 14, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ Reznick Group, P.C.

Vienna, Virginia
November 21, 2006